Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Endologix, Inc. of our report dated March 6, 2012 relating to the financial statements and the financial statement schedule, which appears in Endologix, Inc's Annual Report on Form 10‑K for the year ended December 31, 2012.

/s/PricewaterhouseCoopers LLP
Orange County, California
August 5, 2013